Exhibit 16.1

August 15, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Wag! Group Co. (formerly CHW Acquisition Corporation) under Item 4.01 of its Form 8-K dated August 9, 2022. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Wag! Group Co. (formerly CHW Acquisition Corporation) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp